Exhibit 99.1

Senior Secured Lender Agrees to Extend Maturity of Gevo’s 2017 Notes from

March 15, 2017 to June 23, 2017

ENGLEWOOD, Colo. – February 13, 2017 – Gevo, Inc. (NASDAQ: GEVO), announced today that WB Gevo, Ltd. (“Whitebox”), the holder of the Company’s issued and outstanding 10% Convertible Senior Notes, due 2017 (the “2017 Notes”), and the Company have agreed to extend the maturity date of the 2017 Notes from March 15, 2017 to June 23, 2017 (the “2017 Notes Extension Transaction”).

Pursuant to the terms of a supplemental indenture, the terms of the 2017 Notes Extension Transaction include, among other things, the following: (i) an increase in the coupon on the 2017 Notes by two percent (2%) to twelve percent (12%); and (ii) the requirement that the Company pay down $8 million of principal on the 2017 Notes as follows: $2 million on each of March 13, 2017, April 13, 2017, May 12, 2017 and June 13, 2017, with an option for the Company to prepay all $8 million at any time in the Company’s sole discretion.

As of December 31, 2016, Gevo had cash and cash equivalents of approximately $27.9 million1.

In addition, as part of the 2017 Notes Extension Transaction, the Company has agreed to pay Whitebox fifteen percent (15%) of the net proceeds from its next underwritten public offering, completed prior to June 23, 2017, and to be used to reduce the then-outstanding principal of the 2017 Notes, which would be in addition to the $8 million pay-down of the 2017 Notes described above. As of December 31, 2016, the aggregate amount of the outstanding principal relating to the 2017 Notes was $26.1 million.

“This extension gives Gevo and Whitebox additional time to amend and extend the terms and maturity of the remaining portion of Gevo’s senior debt. Whitebox has always been very supportive of Gevo, and we are confident that we will come up with a long-term solution that will enable us to execute on our business plan and ultimately get the company to profitability,” said Dr. Patrick Gruber, Gevo’s Chief Executive Officer.

[1]	This amount is unaudited and preliminary, and does not present all information necessary for an understanding of our financial condition as of December 31, 2016. The review of our financial statements for the year ended December 31, 2016 is ongoing and could result in changes to this amount.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize bio-based alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minnesota. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements relating to Gevo’s ability to successfully complete an underwritten public offering. These forward looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2015, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

###

Media Contact

David Rodewald

The David James Agency, LLC

+1 805-494-9508

gevo@davidjamesagency.com

Investor Contact

Shawn M. Severson

EnergyTech Investor, LLC

+1 415-233-7094

gevo@energytechinvestor.com

@ShawnEnergyTech

www.energytechinvestor.com